                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-23355

                      SUPPLEMENT NO. 8 DATED May 12, 1998
                       TO PROSPECTUS DATED JUNE 13, 1997
                    RELATING TO $98,000,000 PRINCIPAL AMOUNT
                 6% CONVERTIBLE SUBORDINATED NOTES DUE 2003 AND
        4,286,964 SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF
                            OFFSHORE LOGISTICS, INC.


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated June 13, 1997, forming a part of the Registration Statement on Form S-3, File No. 333-23355. Any cross references in this Supplement refer to portions of the Prospectus.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus or any previously filed Supplement thereto, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and, with respect to Jefferies & Company, Inc., the table sets forth revised information and (i) the amount of Notes owned by each listed Selling Securityholder as of May 8, 1998 (subject to the qualification set forth below), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder as of May 8, 1998, and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                               PRINCIPAL
                                PRINCIPAL      AMOUNT OF      COMMON STOCK     COMMON STOCK
NAME OF SELLING                 AMOUNT OF    NOTES OFFERED   OWNED PRIOR TO       OFFERED
SECURITYHOLDER                 NOTES OWNED      HEREBY        OFFERING (1)      HEREBY (2)
Jefferies & Company, Inc.       $  250,000      $  250,000           10,936          10,936

Laterman & Co.                     150,000         150,000            6,561           6,561

Laterman Strategies 90s LLC        450,000         450,000           19,685          19,685

Offshore Strategies, Ltd.        1,550,000       1,550,000           67,804          67,804
                                ----------      ----------          -------         -------
  TOTAL                         $2,400,000      $2,400,000          107,386         107,386
                                ==========      ==========          =======         =======

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(1)  Comprises the shares of Common Stock into which the Notes held by such
     Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion price and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which the Prospectus forms a part. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) Reflects the sale of $1,770,000 principal amount of the Notes previously listed under "Selling Securityholders" and the purchase of an additional $250,000 principal amount of the Notes.

  Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes they presently hold, no estimate can be given as to the amount of the Notes that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

  Jefferies & Company, Inc. was one of the initial purchasers of the Notes, was the initial purchaser of the Company's 7 7/8% Senior Notes Due 2008 issued in January 1998 and received placement fees in connection with such transactions.

  The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.